Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 5 to the Registration Statement (No. 333-220385) on Form N-2 of Capital Southwest Corporation and Subsidiaries (collectively, the Company) of our reports dated June 5, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated June 5, 2018 relating to the Schedule of Investments in and Advances to Affiliates of the Company listed in Schedule 12-14 and the Senior Securities appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the headings “Selected Financial Data”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

Chicago, Illinois
September 7, 2018

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